Exhibit No. 99.1

Erie Indemnity Reports First Quarter 2005 Results

Erie, Pa., April 25, 2005 — Erie Indemnity Company (NASDAQ: ERIE) today announced results for the first quarter 2005, including the following highlighted information:

•	Net income increased by 16.5 percent to $57.8 million, up from $49.6 million at March 31, 2004.

•	Net income per share increased by 18.5 percent to $0.83 per share, compared to $.70 per share in the comparable quarter for 2004.

•	Net management fee revenue grew by 3.9 percent to $230.4 million, up from $221.9 million for the same period one year ago.

•	The Property and Casualty Group’s direct written premium grew 1.2 percent to $971.8 million at March 31, 2005, from $960.7 million at March 31, 2004.

“The marked improvement in the adjusted statutory combined ratio of our Property and Casualty Group, to 81.4 at March 31, 2005, provides a firm foundation for profitable growth,” noted Jeffrey A. Ludrof, president and chief executive officer of Erie Indemnity Company. “This improvement is also reflected in the GAAP combined ratio of the Erie Indemnity Company, which saw an underwriting gain from insurance underwriting operations of $6.2 million for the quarter. Moderating pricing as a result of our improved loss experience, combined with initiatives such as our new segmented pricing model, will provide ERIE agents with a wider range of pricing and the Company will be better positioned to attract and retain the very best customers.”

Details of First Quarter 2005 Results — Segment Basis

Management operations
Management fee revenue increased by 3.9 percent to $230.4 million for the quarter ended March 31, 2005, compared to $221.9 million for the same period one year ago. The higher management fee rate in 2005 of 23.75 percent resulted in $2.4 million more in management fee revenue for the quarter ended March 31, 2005, or an increase in net income per share-diluted of $.02 per share. The management fee rate was 23.5 percent in the first quarter of 2004.

The property and casualty direct written premiums of the Erie Insurance Group, upon which management fee revenue is calculated, totaled $971.8 million in the first quarter 2005, compared to $960.7 million in the first quarter 2004, a 1.2 percent rate of growth in the first quarter of 2005.

The year-over-year average written premium per policy increased by 6.4 percent to $1,066 at March 31, 2005, as compared to $1,002 at March 31, 2004. Year-over-year personal lines premium increased 6.4 percent, while commercial lines increased 6.2 percent at March 31, 2005. New written premium declined by 13.3 percent in the first quarter of 2005. The year-over-year policy retention rate declined to 88.3 percent at March 31, 2005, from 89.8 percent at March 31, 2004. An emphasis on underwriting discipline during 2004 resulted in a tapering off in policy production and reduced policy retention ratios, as anticipated. The Property and Casualty Group continues to maintain its focus on enhancing quality growth while maintaining underwriting profitability.

Management fee revenue was reduced by $.4 million and $3.9 million in the first quarters of 2005 and 2004, respectively, due to an increase in the allowance on mid-term policy cancellations. The methodology used to estimate the mid-term policy cancellations was refined in the second quarter of 2004 upon completion of an analysis of the adequacy of the allowance. The refined methodology decreased the second quarter 2004 allowance and increased the second quarter 2004 management fee revenue by $2.8 million.

The cost of management operations increased 3.8 percent to $177.7 million in the first quarter of 2005, from $171.2 million for the same period in 2004. Commission costs increased 2.7 percent to $126.2 million, from $122.9 million in the first quarter 2004. Commission costs decreased $5.3 million in the first quarter of 2005 due to a reduction in commercial commission rates, which became effective on premiums collected after December 31, 2004. An increase in agent bonus expense of $5.4 million resulting from the recent improvements in underwriting profitability impacted commission costs for the first quarter of 2005. First quarter costs of management operations, excluding commissions, increased 6.7 percent to $51.5 million in 2005 from $48.3 million in 2004.

Insurance underwriting operations
The Company’s insurance underwriting operations recorded gains of $6.2 million in the first quarter of 2005 compared to underwriting losses of $1.5 million in the first quarter of 2004. The Company’s share of catastrophe losses totaled $0.3 million and $0.4 million for the three-month periods ended March 31, 2005 and 2004, respectively. The Property and Casualty Group experienced positive development on losses of prior accident years reducing the statutory combined ratio by 7.9 points and 6.4 points in the first quarters of 2005 and 2004, respectively. The GAAP combined ratio for the Company was 88.4 in the first quarter 2005 compared to 102.9 for the same period in 2004.

The adjusted statutory combined ratio for the Property and Casualty Group for the first quarter 2005 was 81.4, compared to 95.0 for the first quarter 2004. Prior to the third quarter 2004, reserve estimates were reviewed quarterly but seasonal fluctuations in loss reserves were previously recognized over the balance of the year. Since then, seasonal fluctuations in the Property and Casualty Group’s underwriting results were recognized in the quarterly results in which they occurred. The first quarter of the fiscal year typically has the lowest non-catastrophe claim volume of the year. Lower claim volume, coupled with improved underwriting, resulted in seasonally low underwriting losses at March 31, 2005. Underwriting losses are seasonally higher in the second and fourth quarters and as a consequence the Company’s property/casualty combined ratio generally increases as the year progresses. Catastrophe losses resulted in a .5 point increase in the first quarter statutory combined ratio of the Property and Casualty Group compared to .8 points in catastrophe losses for the same period in 2004.

Investment operations
Net revenue from investment operations for the first quarter of 2005 reflects an increase of 17.9 percent to $22.8 million, compared to $19.4 million for the same period in 2004.
Net realized gains on investments of $5.5 million were recorded during the first quarter 2005 compared to net realized gains of $2.9 million for the first quarter 2004. There were impairment charges of $1.5 million included in net realized gains or losses on fixed maturity and equity investments in the first quarter of 2005 in the technology and automotive industries. There were no impairment charges on these securities in the first quarter of 2004.

Equity in earnings of limited partnerships was $2.1 million and $.4 million for the quarters ended March 31, 2005 and 2004, respectively. Private equity and mezzanine debt limited partnerships generated earnings of $1.1 million and $.1 million for the three months ended March 31, 2005 and 2004, respectively. Real estate limited partnerships generated earnings of $1.0 million and $.3 million in the first quarters of 2005 and 2004, respectively. There were impairment charges of $.6 million and $.1 million on limited partnerships in the first quarters of 2005 and 2004, respectively, related to private equity limited partnerships.

Dividends paid to shareholder totaled $20.6 million and $13.9 million in the first quarters of 2005 and 2004, respectively. As part of its capital management program in 2004, the Company increased its quarterly shareholders dividend for 2005 by 51 percent on its Class A common stock.

During the first quarter of 2005, the Company repurchased 285,428 shares of its outstanding Class A common stock in conjunction with the stock repurchase plan that was authorized in December 2003. The shares were purchased at a total cost of $14.6 million, or an average price per share of $51.21.

Erie Indemnity Company provides management services to the member companies of the Erie Insurance Group, which includes the Erie Insurance Exchange, Flagship City Insurance Company, Erie Insurance Company, Erie Insurance Property and Casualty Company, Erie Insurance Company of New York and Erie Family Life Insurance Company.

According to A.M. Best Company, Erie Insurance Group, based in Erie, Pennsylvania, is the 14th largest automobile insurer in the United States based on direct premiums written and the 22nd largest property/casualty insurer in the United States based on total lines net premium written. The Group, rated A+ (Superior) by A.M. Best Company, has almost 3.8 million policies in force and operates in 11 states and the District of Columbia. Erie Insurance Group ranked 425 on the FORTUNE 500 and Erie Indemnity Company is included in Forbes Magazine’s PLATINUM 400 list of the best-managed companies in America.

News releases and more information about Erie Insurance Group are available at <http://www.erieinsurance.com>

“Safe Harbor” Statement Under the Private Securities Litigation Reform Act of 1995: Certain forward-looking statements contained herein involve risks and uncertainties. These statements include certain discussions relating to management fee revenue, cost of management operations, underwriting, premium and investment income volume, business strategies, profitability and business relationships and the Company’s other business activities during 2005 and beyond. In some cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “could,” “would,” “expect,” “plan,” “intend,” “anticipate,” “believe,” “estimate,” “project,” “predict,” “potential” and similar expressions. These forward-looking statements reflect the Company’s current views about future events, are based on assumptions and are subject to known and unknown risks and uncertainties that may cause results to differ materially from those anticipated in those statements. Many of the factors that will determine future events or achievements are beyond our ability to control or predict.